Exhibit 99.1

 SharkNinja Appoints Jason Wortendyke to its Board of Directors
Distinguished Financial Leader Brings More Than 25 Years of Global Finance and Industrial Experience to SharkNinja’s Board

Needham, Mass. - January 7, 2026 - SharkNinja, Inc. (NYSE: SN), a global product design and technology company, today announced that effective January 5, 2026, Jason Wortendyke, Managing Director and Head of Midwest Investment Banking at Cantor Fitzgerald, has been appointed to its Board of Directors.

With more than 25 years of experience leading strategic transactions across the industrial, consumer, and services sectors, Wortendyke has also held senior leadership roles at other global financial institutions including Citigroup, Credit Suisse, and UBS.

“We are thrilled to welcome Jason to the SharkNinja Board,” said Mark Barrocas, Chief Executive Officer, SharkNinja. “His deep financial acumen, proven leadership across global markets, and understanding of the industrial and consumer sectors will be invaluable as we continue to execute our growth strategy, expand our global footprint, and positively impact even more lives around the world.”

Prior to joining Cantor Fitzgerald in 2024, Wortendyke served as Midwest Market Leader for Citigroup and Global Head of Citi’s Capital Goods & Industrial Technology Investment Banking practice. Previously, he led several businesses within the investment banking division of Credit Suisse, including the firm’s Global Mobility & Services Investment Banking Group and Diversified Industrials, Automotive and Aerospace & Defense Investment Banking Group. Earlier in his career, Wortendyke held leadership positions at Citi in London and Hong Kong and at UBS in Chicago, where he was a founding member of the firm’s office.

“I am honored to join SharkNinja’s Board of Directors at such an exciting time for the company,” said Wortendyke. “SharkNinja’s dedication to innovation and excellence has built two multi-billion-dollar brands that inspire consumer trust and drive long-term shareholder value. I look forward to contributing to the company’s ongoing growth and success.”

Wortendyke received his undergraduate degree from Princeton University in Economics and East Asian Studies. He serves as Vice Chair of the Board of Trustees of The Field Museum in Chicago, and is a member of both the Civic Committee of the Commercial Club of Chicago and the Economic Club of Chicago.

About SharkNinja

SharkNinja is a global product design and technology company, with a diversified portfolio of 5-star rated lifestyle solutions that positively impact people’s lives in homes around the world. Powered by two trusted, global brands, Shark and Ninja, the company has a proven track record of bringing disruptive innovation to market and developing one consumer product after another has allowed SharkNinja to enter multiple product categories, driving significant growth and market share gains. Headquartered in Needham, Massachusetts with more than 3,600 associates, the company’s products are sold at key retailers, online and offline, and through distributors around the world. For more information, please visit sharkninja.com.